Exhibit 5.1

FIRST TENNESSEE BUILDING
165 MADISON AVENUE
MEMPHIS, TN 38103
PHONE: 901.526.2000
FAX: 901.577.2303

www.bakerdonelson.com

June 29, 2012

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Schedule I Guarantors”), in connection with the issuance and sale of (i) the Company’s 4.125% Senior Notes due 2017 in the aggregate principal amount of $500,000,000 (the “Notes”) and (ii) guarantees of the Notes by the Schedule I Guarantors (the “ Schedule I Guarantees”) in an underwritten public offering pursuant to an Underwriting Agreement dated June 27, 2012 among the Company, the Subsidiary Guarantors named therein (including the Schedule I Guarantors) and Citigroup Global Markets Inc., Goldman, Sachs & Co. and KKR Capital Markets LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”).  The Notes, together with their respective guarantees (including the Schedule I Guarantees), are to be offered and sold pursuant to a prospectus supplement, dated June 27, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus dated March 31, 2010 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-165800) (as amended by Post-Effective Amendment No. 1 to the registration statement on Form S-3, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

The Notes, together with their respective guarantees (including the Schedule I Guarantees), will be issued under an indenture, dated July 12, 2012, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a supplemental indenture dated as of July 12, 2012, among the Company, the guarantors named therein and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indentures”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and the Indentures.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As

Dollar General Corporation

June 29, 2012

to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indentures and the Underwriting Agreement, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Schedule I Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1)                                  Each of the Company and the Schedule I Guarantors is duly incorporated, formed or organized, as the case may be, under the laws of the state of its respective jurisdiction of incorporation, formation or organization as reflected on Schedule I and is in good standing (or the equivalent thereof) within such jurisdiction.

(2)                                  Each of the Company and the Schedule I Guarantors has duly authorized, executed and delivered the Indentures.

(3)                                  The execution, delivery and performance by the Company and the Schedule I Guarantors of the Indentures and the Schedule I Guarantees will not violate the laws of the states of their respective jurisdictions of incorporation, formation or organization as reflected on Schedule I and do not and will not constitute a breach or violation of any of their respective charters, articles of incorporation or formation, partnership agreements, bylaws or operating agreements, as the case may be.

It is further our opinion that, when the applicable provisions of the 1933 Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with and when the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indentures and as contemplated by the Registration Statement and the Prospectus:

(1)                                  The Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(2)                                  When the Schedule I Guarantees have been duly issued, the Schedule I Guarantees will constitute valid and legally binding obligations of the

Dollar General Corporation

June 29, 2012

Schedule I Guarantors enforceable against the Schedule I Guarantors in accordance with their terms.

Our opinions rendered above relating to the enforceability of the Notes and the Schedule I Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Our opinions as set forth herein are limited to the federal law of the United States, the laws of the State of Tennessee and the laws of the Commonwealth of Kentucky.  No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof.  The foregoing opinions are rendered solely for the benefit of the Company and the Schedule I Guarantors; provided, however, that the foregoing opinions may be relied upon by Simpson Thacher & Bartlett LLP.  We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein.  Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K, which we understand will be incorporated by reference into the Prospectus, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the Commission’s rules and regulations.

Very truly yours,

/s/Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

Schedule I

to opinion of

Baker Donelson

Guarantors

Name	Jurisdiction of Formation
DC Financial, LLC	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
DG Retail, LLC	Tennessee
DG Strategic I, LLC	Tennessee
DG Strategic II, LLC	Tennessee
DG Strategic VI, LLC	Tennessee
DG Strategic VII, LLC	Tennessee
DG Strategic VIII, LLC	Tennessee
DG Transportation, Inc.	Tennessee
DG eCommerce, LLC (f/k/a DG Strategic V, LLC)	Tennessee
Dolgen I, Inc.	Tennessee
Dolgen II, Inc.	Tennessee
Dolgen III, Inc.	Tennessee
Dolgen California, LLC (f/k/a DG Strategic IV, LLC)	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc.	Kentucky
Dolgencorp, LLC	Kentucky
Dolgen Midwest, LLC (f/k/a DG Strategic III, LLC)	Tennessee
Dollar General Partners	Kentucky
Retail Risk Solutions, LLC	Tennessee